Exhibit 99.8

DATED	2020

(1) IMMUNOCORE LIMITED

(2) [X]

IMMUNOCORE LIMITED
UNAPPROVED SHARE OPTION AGREEMENT

THE SECURITY REPRESENTED BY THIS AGREEMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS DEED is dated	2020

BETWEEN:

(1)	IMMUNOCORE LIMITED, a company incorporated in England and Wales with company number 06456207 whose registered office is at 101 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY (Company).

(2)	[x] of [address] (the Option Holder).

BACKGROUND:

(A)	The Option Holder is a non-executive director of the Company.

(B)	The Option Holder provides services to the Company through a letter of appointment between (1) the Option Holder and (2) the Company dated [x] (the Appointment).

(C)
The Company has granted the Option Holder an option to acquire up to [number] ordinary shares of £0.0001 each in the capital of the Company, at a price of £[x1] per Share, on the terms set out in this Agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Agreement means this option agreement;

AIM Rules means London Stock Exchange PLC's rules relating to AIM as in force at the date of this Agreement or, where the context requires, as amended or modified after the date of this Agreement;

Board means the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions from time to time;

Business Day a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

1 To be no less than current FMV (409A)

Code means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder;

Connected has the meaning given in section 718 of ITEPA 2003;

Control has the meaning given in section 719 of ITEPA 2003;

Date of Grant means X, the effective date of the Board action resolving to grant this Option (or such later date specified in such action), notwithstanding the date of this Agreement;

Employer’s NICs means Secondary class 1 (employer) NICs (or any similar liability for social security contributions in any jurisdiction) that are included in any Option Tax Liability (or that would be included in any Option Tax Liability if an election of the type referred to in clause 6.3.2 had not been made) and that may be lawfully recovered from the Option Holder;

Exercise Price means £x per Share, subject to clause 12;

Exercise Window means any time from the date the Appointment is terminated until the date that is 90 days following the date that the Appointment is terminated (or 12 months from the date of death if the reason that the Appointment is terminated is due to the death of the Option Holder);

Group means the Company and any Subsidiary of the Company and Group Company shall be interpreted accordingly;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Listing the listing of the securities of the Company on the London Stock Exchange (including AIM) or any recognised investment exchange (as defined in section 285 of the financial Services and Market Act 2000) including NASDAQ and NASDAQ Europe and their respective share dealing markets and the Listing shall be treated as occurring on the day on which trading of the securities of the Company begins;

Listing Rules the Listing Rules issued by the United Kingdom Listing Authority, as amended from time to time;

Model Code the model code on dealings in shares set out in the Listing Rules;

NICs means National Insurance Contributions or any similar liability to withhold an amount in respect of income tax or social security contributions in any jurisdiction;

NIC Regulations means the laws, regulations and practices in force from time to time relating to liability for and the collection of NICs;

Option means the option constituted by this Agreement;

Option Shares means [number] Shares, subject to clause 12;

Option Tax Liability means the total of:

(a)	any income tax (or equivalent in any jurisdiction) and primary class 1 (employee) NICs; and

(b)	if such amounts may be lawfully recovered from the Option Holder, any Employer’s NICs that the Company is liable to account for or the Option Holder is liable to pay as a result of any Taxable Event;

Personal Representatives means, in relation to the Option Holder, the personal representative(s) of the Option Holder (being either the executors of their will to whom a valid grant of probate has been made or, if they die intestate, the duly appointed administrator(s) of their estate) who have produced to the Company evidence of their appointment as such;

Relevant Offer either:

(a)
a general offer to acquire the whole of the issued share capital of the Company which is either unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the Shares,

and for these purposes the reference to the "whole of the issued share capital" and "all the Shares" shall not be taken to include any capital or Shares held by the person making the offer or a person Connected with that person, and it does not matter whether the offer is made to different shareholders by different means;

Sale an unconditional agreement being entered into for the sale to a person other than a Group Company, of the whole, or substantially the whole, of the business and assets of the Company;

Security Interest means any encumbrance, mortgage, charge, assignment for the purpose of security, option, pledge, lien, right of set-off, retention of title, hypothecation or adverse right, equity or interest for the purpose, or which has the effect, of granting a security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Shares means ordinary shares of £0.0001 each in the capital of the Company, subject to clause 12;

Subsidiary means a company which is a subsidiary of another under section 1159(1)(a) of the Companies Act 2006 (but not a company which is a subsidiary only because it falls within either section 1159(1)(b) or section 1159(1)(c);

Takeover the company coming under the Control of a person or persons as mentioned in clause 8.1;

Taxable Event means any of the following events which may give rise to liabilities for income tax, with or without corresponding liabilities for NICs:

(a)	the exercise assignment or surrender of the Option;

(b)	the sale of Shares acquired on exercise of the Option; or

(c)	any other taxable event in relation to the Option or the Shares acquired on exercise of the Option;

United Kingdom Listing Authority the Financial Conduct Authority (or any successor body carrying out the same functions), acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

Very Bad Leaver means the Option Holder if:

(a)
the Appointment is terminated, whether by a Group Company, the Option Holder or otherwise, in circumstances where the relevant Group Company is entitled to terminate such Appointment summarily with immediate effect without notice or payment in lieu of notice; or

(b)
whether before or after the termination of the Appointment he breaches the terms of any confidentiality, non-competition, good faith, warranty or non- solicitation obligations due by him to any Group Company, whether under his contract of employment or engagement or otherwise;

1.2	Clause headings shall not affect the interpretation of this Agreement.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.6	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7	A reference to writing or written includes fax and e-mail.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	GRANT OF OPTION

2.1	The Company has granted the Option Holder the Option, which is a right to subscribe for the Option Shares at the Exercise Price, on the terms set out in this Agreement.

2.2
The Option is granted without any expectation of favourable tax treatment for the Option Holder.  The Option is not intended to be an incentive stock option as described in Section 422 of the Code. Option Holder should consult with Option Holder’s own tax advisors regarding the tax effects of the Option and the requirements necessary to obtain favourable income tax treatment under Section 422 of the Code.

2.3	By executing this Agreement, the Option Holder agrees to the terms of the Option as set out in this Agreement.

3.	LAPSE AND SUSPENSION OF OPTIONS

3.1
The Option (and any rights arising under it) may not be transferred or assigned, or have any Security Interest created over it, save that following the death of the Option Holder their Personal Representatives shall remain entitled to exercise their Options to the extent provided by this Agreement and the transmission of their Options to them will not cause them to lapse.

3.2	The Option shall immediately lapse and cease to be exercisable on the earliest of the following:

3.2.1	at the end of the period of 30 days from the date of receipt of this Agreement by the Option Holder, if the Option Holder has not by then duly executed this Agreement and delivered it to the Company;

3.2.2	the first anniversary of the Option Holder's death; or

3.2.3	the expiry of any time limit for the exercise of the Option specified in clause 4; or

3.2.4	if clause 8 applies, the relevant time specified for the lapse of the Option under that clause; or

3.2.5
when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, or applies for an interim order under Part VIII of the Insolvency Act 1986, or proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act.

3.3	If the Appointment is terminated:

3.3.1
and the Option Holder is not a Very Bad Leaver then the Option Holder (or, if they have died, or subsequently die, their Personal Representatives) may retain and, subject to the other provisions of this Agreement (including the other provisions for lapse of the Option in this clause 3) such retained Option will be exercisable at any time during the Exercise Window. To the extent the Option has not been exercised during the Exercise Window, the Option Holder may retain the Option and (subject to the other provisions for lapse of the Option in this clause 3) the Option will be exercisable at the time/s set out in clause 4.

3.3.2
and the Option Holder is a Very Bad Leaver, then the Option shall lapse and cease to be exercisable with effect from the date the Appointment is terminated unless the Board decides to permit its exercise under clause 4.4.

3.4	The Board shall notify the relevant Option Holder of any exercise of discretion made under clauses 3.3.1 or 3.3.2, within a reasonable time after making it.

4.	EXERCISE

4.1	The Option may not in any event be exercised after the tenth anniversary of the Date of Grant.

4.2	Subject to clauses 3.3, 4.3, 8.1, 8.3, 8.4, 8.5 and 9.2, the Option may only be exercised (if at all) after the earliest to occur of the following:

4.2.1	A Takeover;

4.2.2	The court sanctioning a compromise or arrangement as mentioned in clause 8.5;

4.2.3	A Sale;

4.2.4	A Listing; or

4.2.5	The expiry of the period of one hundred and fourteen months commencing on the first day of the month in which the Date of Grant occurs.

4.3
Notwithstanding the provisions of clause 4.2 the Board may in its absolute discretion, by notice in writing to the Option Holder (or where appropriate, his Personal Representatives) allow the Option to be exercised in the absence of a Takeover, court-sanctioned compromise or arrangement as mentioned in clause 8.5, Sale or a Listing and, in such notice, may, acting reasonably, specify alternative conditions which must be satisfied before the Option may be exercised pursuant to this clause 4.3.

4.4	If clause 3.3.2 applies:

4.4.1
At any time during the 90 days after the termination of the Appointment, the Board may decide that all or any part of the Option may be exercised. Any such decision, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

4.4.2	the Board may specify a period for the exercise of the Option under this clause 4.4 that begins and/or ends before the period for exercise specified elsewhere in this Agreement.

4.4.3
any period specified by the Board for the exercise of the Option under clause 4.4 may not end later than the latest date on which the Option could be exercised under the terms of this Agreement if the Appointment had not been terminated.

4.4.4	Unless otherwise specified by the Board exercise of the Option to which this clause 4.4 applies shall continue to be subject to clause 4.2.

4.4.5	The Board shall notify the Option Holder of any decision made under this clause 4.4, including any decision not to permit the exercise of the Option, within a reasonable time after making it.

4.5	No Option may be exercised when its exercise is prohibited by, or would be a breach of, any of the following that then apply:

4.5.1	the Model Code; or

4.5.2	the AIM Rules; or

4.5.3	any other rule, code or set of guidelines (such as a personal dealing code adopted by the Company) with a similar purpose and effect to any part of the Model Code; or

4.5.4	any law or regulation with the force of law.

4.6
Exercise of the Option is conditional upon the Option Holder executing, if so required by the Company, a deed of adherence (in such form as may be required by the Company) with the Company and all persons who are holders of shares in the capital of the Company at the date of exercise of the Option whereby the Option Holder becomes a party to any shareholders’ agreement or other document having a similar effect which is in force between the Company and all persons who, at the date of exercise of the Option, are holders of shares in the capital of the Company.

4.7	The Option may only be exercised if the Option Holder has:

4.7.1	confirmed his agreement to clause 6 in writing (this confirmation may be included in the exercise notice); and

4.7.2	made any arrangements, or entered into any agreements, required under clause 6.

5.	MANNER OF EXERCISE

5.1	The Option shall be exercised by the Option Holder giving a written exercise notice to the Company that shall:

5.1.1	set out the number of Shares over which the Option Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time:

(a)	the Option shall be treated as exercised only in respect of that lesser number; and

(b)	any excess amount paid to exercise the Option or meet any Option Tax Liability shall be refunded; and

5.1.2	be made using a form that the Board will approve;

5.1.3	include a power of attorney appointing the Company as the Option Holder's agent and attorney for the purposes of clause 6.2.2, clause 6.3 and clause 6.4; and

5.1.4	include the confirmation required under clause 4.7.1 (unless this has been provided separately).

5.2	Any exercise notice shall be accompanied by:

5.2.1
payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice unless the Option Holder has entered into arrangements approved by the Company for procuring payment to the Company of the aggregate Exercise Price; and

5.2.2	any payment required under clause 6 unless the Option Holder has entered into arrangements approved by the Company for procuring payment to the Company of such payment; and/or

5.2.3	any documents relating to arrangements or agreements required under clauses 2.3, 4.6, and 6.

5.3	Any exercise notice shall be invalid:

5.3.1	to the extent that it is inconsistent with the Option Holder's rights under this Agreement; or

5.3.2	if any of the requirements of clause 5.1 or clause 5.2 are not met; or

5.3.3	if any payment referred to in clause 5.2 is made by a cheque that is not honoured on first presentation or in any other manner that fails to transfer the expected value to the Company.

5.4
The Company may permit the Option Holder to correct any defect referred to in clause 5.3 (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of this Agreement.

5.5	Shares shall be allotted and issued (or transferred, as appropriate) within 30 days after a valid Option exercise, subject to the other provisions of this Agreement.

5.6
Except for any rights determined by reference to a date before the date of allotment, Shares allotted and issued in satisfaction of the exercise of the Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment.

5.7
If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of the Option to be admitted to trading on that exchange; provided that there is no requirement that the Company register the Option or Shares under the Securities Act (or other applicable act, rule or regulation). If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Option Shares, the Company will be relieved from any liability for failure to issue and sell Option shares upon of the Option unless and until such authority is obtained. Option Holder is not eligible for the grant of the Option or the subsequent issuance of Option Shares if such grant or issuance would be in violation of any applicable law.

6.	TAX LIABILITIES

6.1	The Option Holder hereby indemnifies the Company in respect of any Option Tax Liability.

6.2	The Option Holder agrees with the Company that, if an Option Tax Liability arises on any occasion then, unless:

6.2.1
the Company is able to withhold the amount of the Option Tax Liability from payment of any fees or remuneration due to the Option Holder within the period of 30 days from the date on which the Option is exercised; or

6.2.2
the Option Holder has indicated in writing to the Company either on the notice of exercise or in a manner agreed with the Company, that the Option Holder will make a payment to the Company of an amount equal to the Option Tax Liability and does in fact make the payment, within 14 days of being notified by the Company of the amount of the Option Tax Liability; or

6.2.3
the Option Holder authorises the Company (either in the notice of exercise of the Option or in another manner agreed with the Company) to sell sufficient of the Shares acquired on the exercise of the Option and to pay itself an amount sufficient to satisfy the indemnity out of the net proceeds of sale of Shares, the Company shall have the right to procure the sale, on behalf of the Option Holder, of such of the Shares acquired on the exercise of the Option as is necessary to reimburse itself in an amount sufficient to satisfy the indemnity provided by clause
6.1. The Option Holder's obligations under clause 6.1 shall not be affected by any failure of the Company to withhold Shares under this clause 6.2.

6.3	The Option Holder shall agree with, and undertake to the Company that:

6.3.1	The Company may recover from the Option Holder the whole or any part of any Employer's NICs payable in respect of any Taxable Event; and

6.3.2
the Option Holder shall, if requested by the Company, join with the Company in making an election (in a form approved by HMRC under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the transfer to the Option Holder of the whole, or such part as the Company may determine, of any liability to Employer's NICs on any Taxable Event.

6.4
The Option Holder hereby irrevocably agrees to enter into a joint election in respect of the Option Shares under section 431(1) or section 431(2) of ITEPA, if required to do so by the Company on or before the date of exercise of the Option.

6.5
As a condition to accepting the Option, Option Holder hereby acknowledges that Option Holder was advised to consult with Option Holder’s own personal tax, financial and other legal advisors regarding the tax consequences of the Option and has either done so or knowingly and voluntarily declined to do so. Additionally, Option Holder acknowledges that the Option is exempt from Section 409A of the Code only if the exercise price is at least equal to the “fair market value” of the Option Shares on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, Option Holder agrees not make any claim against the Company, or any of its officers, directors, employees or affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Option Shares on the date of grant as subsequently determined by the Internal Revenue Service.

7.	RELATIONSHIP WITH APPOINTMENT

7.1	The rights and obligations of any Option Holder under the terms of his Appointment shall not be affected by being an Option Holder.

7.2
The Option Holder shall have no rights to compensation or damages on account of any loss in respect of Options where such loss arises (or is claimed to arise), in whole or in part, from termination of the Appointment however termination of the Appointment is caused and however compensation or damages may be claimed.

7.3
The Option Holder shall have no rights to compensation or damages from the Company, any Group Company or any former Group Company on account of any loss in respect of the Option where such loss arises (or is claimed to arise), in whole or in part, from:

7.3.1	any company ceasing to be a Group Company; or

7.3.2	the transfer of any business of any Group Company to any person that is not a Group Company.

7.4
This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

7.5	The Option Holder shall not have any right to receive Options, whether or not he has previously been granted any.

7.6
The existence of the Option Holder's Appointment shall not give them any right or entitlement to have an Option granted to them in respect of any number of Shares or any expectation that an Option might be granted to them.

8.	TAKEOVERS

8.1
Subject to clauses 4.1, 8.2, 8.3, and 8.4, if any person (the Controller) acquires Control of the Company as a result of a Relevant Offer, or entering into a share sale and purchase agreement which will result in the Controller obtaining Control of the Company upon completion (on its own account or acting together with others) the Option Holder shall be entitled to exercise his Option in whole or in part within the period of 40 days beginning with the date when the Controller has obtained Control of the Company and (if relevant) any condition subject to which the offer is made has been satisfied and to the extent that the Option is not exercised within such period it shall lapse and cease to be exercisable.

8.2
Notwithstanding clause 8.1, if a person makes a Relevant Offer or negotiates a share sale and purchase agreement with the shareholders of the Company which will result in a change in Control, the Board may, in its absolute discretion and by notice, declare the Option to be exercisable either in whole or in part in anticipation of the change in Control during a reasonable limited period specified by the Board in the notice (which period shall end immediately before the Controller obtains Control of the Company if it has not already ended). If the Board so declares, then subject to the provisions of clause 8.3 the Option (or part thereof) may be exercised at any time during such period notified by the Board. If not exercised, the Options shall lapse immediately upon expiry of such period.

8.3
The Board, in its discretion, may determine that any event which would trigger the exercise of Options (and, if relevant, the lapse of Options) under clause 8.1 shall not do so if that event takes place in the course of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business of the Group will remain the same, and the arrangements for the corporate reorganisation or reconstruction which include appropriate provisions for either the replacement of Options or other compensation of the Option Holder for the loss of the Option which the Board, in its reasonable opinion, considers to be fair.

8.4
If the Board makes a determination pursuant to clause 8.3 and the Option Holder is invited to release his rights under his Option in consideration for either the grant of a replacement option over shares in the acquiring company or the payment of other compensation and the Option Holder does not agree to release his rights under his Option then his Option shall lapse and cease to be exercisable at the end of the period within which the Option Holder could have accepted such invitation.

8.5
Unless the relevant compromise or arrangement includes appropriate provisions for the replacement of the Option or other compensation for the Option Holder for the loss of Options which the Board, in its reasonable opinion, considers to be fair then any Option may be exercised either in whole or in part within 40 days after any person (in this clause 8.5 the Controller) obtains Control of the Company as a result of a court sanctioning a compromise or arrangement under Part 26 and (where applicable) Part 27 of the Companies Act 2006 and to the extent that the Option is not exercised within such period it shall lapse and cease to be exercisable.

8.6
If a court sanctioned compromise or arrangement under Part 26 and (where applicable) Part 27 of the Companies Act 2006 does include appropriate provisions for the replacement of the Option or other compensation for the loss of the Option which the Board, in its reasonable opinion, considers to be fair and the Option Holder is invited, in accordance with those provisions, to release his rights under his Option in consideration for either the grant of a replacement option or the payment of other compensation and the Option Holder does not agree to release his rights under his Option then his Option shall lapse and cease to be exercisable at the end of the period within which the Option Holder could have accepted such invitation.

8.7	In this clause 8 a person shall be deemed to have obtained Control of a company if he, and others acting with him, have obtained Control of it together.

9.	SALE

9.1
In the event of a Sale, Options may be exercised in whole or in part within the period of 40 days beginning with the date of the Sale and shall lapse and cease to be exercisable at the end of that period.

9.2
If the Board anticipates that a Sale may occur, then it may invite the Option Holder to exercise the Option in whole or in part within such period preceding such Sale as the Board may specify and, if the Option is not then exercised, it shall, unless the Board otherwise determines, lapse and cease to be exercisable at the end of that period.

10.	LISTING

10.1	In the event of a Listing, the Option may be exercised within such one or more periods after the Listing as the Board shall determine and notify to the Option Holder before the Listing PROVIDED THAT:

10.1.1	no such period shall be less than 7 days long; and

10.1.2	the first such period shall begin within the period of 14 days beginning with the date of Listing; and

10.1.3	if no exercise period has been specified by the Board, the Option may be exercised after the Listing; and

10.1.4
if more than one exercise period has been specified by the Board, the Option shall in any event be exercisable in respect of not less than one-third of the Option Shares at any time within the first such period; and

10.1.5	the Board shall specify in writing to the Option Holder, at the same time as issuing notice of the first exercise period, the number and dates of any further exercise periods.

10.2
Subject to clause 10.3 if, pursuant to clause 10.1 the Option becomes exercisable in consequence of a Listing, then the Company shall have the right not to issue and allot Shares upon the exercise of the Option unless the Option Holder has first agreed with the Company (in such form as the Board shall determine) that the Option Holder shall not sell or otherwise dispose of the Shares acquired upon the exercise of such Option within such period or periods (not extending beyond the second anniversary of the date of Listing) as the Board may specify in a notice in writing to the Option Holder.

10.3
No such agreement as is mentioned in clause 10.2 shall prevent the Option Holder from immediately disposing of such number of the Shares so acquired (by way of sale for a consideration in cash which is not less than the best consideration which may be obtained at the time of sale) as is sufficient to enable the Option Holder (after deduction of costs and expenses of sale) to recover the cost of the aggregate Exercise Price paid and any income tax and NICs due in consequence of such exercise of such Option.

11.	MALUS AND CLAWBACK

11.1
The Option will be subject to such adjustments and deductions (malus) or recovery (clawback) as may be required to be made upon reasonable evidence that the Option Holder contributed to, or was materially responsible for:

11.1.1	the need for restatement of the Company’s or any member of the Group’s financial results because of fraud, dishonesty or such other misconduct;

11.1.2	misstating or misreporting or fraudulent or dishonest concealment of any clinical or trial data;

11.1.3	personally acting fraudulently or dishonestly in a manner that adversely affects the Company’s reputation or which is characterised as gross misconduct;

11.1.4	directing an employee, contractor, or advisor to act fraudulently, dishonestly, or to undertake other misconduct; and

11.1.5	breaching their material obligations to the Company through error, omission, or negligence.

11.2	The Company will make any determination for adjustment, deduction, clawback, recovery, or non-payment of amounts in its sole discretion and in accordance with any applicable law or regulation.

12.	VARIATION OF SHARE CAPITAL

If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of the Option, the Board may adjust the number and description of Shares subject to the Option and/or the Exercise Price in a manner that the Board, in its reasonable opinion, considers to be fair and appropriate. However the Exercise Price for a Share to be newly issued on the exercise of the Option shall not be reduced below its nominal value (unless the Board resolves to capitalise, from reserves, an amount equal to the amount by which the total nominal value of the Shares exceeds the total adjusted Exercise Price, and to apply such amount to pay-up the relevant Shares in full).

13.	NOTICES

13.1	Any notice or other communication given under or in connection with this Agreement shall be in writing and shall be:

13.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at the appropriate address;

For the purposes of this clause 13, the appropriate address means:

(a)	in the case of the Company, its registered office, provided the notice is marked for the attention of the Chief People Officer;

(b)	in the case of the Option Holder, his home address; and

(c)	if the Option Holder has died, and notice of the appointment of personal representatives has been given to the Company, any contact address they have specified in such notice.

13.1.2	sent by fax to the fax number notified in writing by the recipient to the sender; or

13.1.3	sent by email to the appropriate email address.

For the purposes of this clause 13, appropriate email address means:

(a)	in the case of the Company, to the email address of the person appointed as the Chief People Officer from time to time; and

(b)	in the case of the Option Holder, if he is permitted to receive personal emails at work, his work email address or such other personal email address notified by the Option Holder in writing;

13.2	Any notice or other communication given under this clause 13 shall be deemed to have been received:

13.2.1	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the proper address;

13.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00am on the second Business Day after posting, or at the time recorded by the delivery service;

13.2.3	if send by fax, at 9.00am on the next Business Day after transmission; and

13.2.4	if sent by email, at 9.00am on the next Business Day after sending.

13.3	This clause 13 does not apply to:

13.3.1	the service of any notice of exercise pursuant to clause 5.1; and

13.3.2	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.	ADMINISTRATION

14.1	The Company shall not be obliged to notify the Option Holder of any vesting of the Option or if the Option becomes exercisable or if the Option is due to lapse.

14.2	The Company shall not be obliged to provide the Option Holder with copies of any materials sent to the holders of Shares.

15.	GOVERNING LAW

Any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

16.	JURISDICTION

16.1
Each party to this Agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

16.2
Each party to this Agreement irrevocably consents to any process in any legal action or proceedings under clause 16.1 above being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

17.	THIRD PARTY RIGHTS

17.1
A person who is not a party to the Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under any provision of this Agreement for any employer or former employer of the Option Holder which is not a party.

17.2	This does not affect any right or remedy of a third party which exists, or is available, apart from as a result of the Contracts (Rights of Third Parties) Act 1999.

18.	DATA PROTECTION

For the purpose of operating this Agreement, the Company will collect and process information relating to the Option Holder in accordance with the privacy notice which is on the Company intranet or otherwise supplied to the Option Holder.

19.	ACKNOWLEDGEMENTS

19.1
Option Holder acknowledges that the grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal or state law in the United States of America with respect to such securities.  The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other applicable law or regulations in the United States of America.  In addition, no Option may be exercised unless:

(a)
a registration statement under the Securities Act, and any applicable state securities laws shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option; or

(b)
in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

(c)
The Option Shares are subject to restrictions on transfer and Option Holder agrees that, in order to ensure compliance with these restrictions, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

19.2
THE OPTION HOLDER IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISABLE UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  ACCORDINGLY, THE OPTION HOLDER MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS EXERCISABLE PURSUANT TO THE TERMS HEREOF.

19.3
As a condition to the exercise of the Option, the Company may require Option Holder to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

20.	COUNTERPARTS

20.1
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

20.2
Transmission of the executed signature page of a counterpart of this Agreement by fax or (b) email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

20.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a Deed by Immunocore Limited acting by a director in the presence of:	) ) )	sign here:
Director print name:
Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:		insert address here:

Witness occupation:		insert occupation here:

Executed as a Deed by [NAME] in the presence of:	) ) )	sign here:
Witness signature:		Witness sign here:
Witness name:		print name:
Witness address:		insert address here:

Witness occupation:		insert occupation here: